EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on

•	Form S-3 (No. 333-185555, No. 333-185555-01, No. 333-136807, No. 333-156345, and No. 333-130744)

•	Form S-4 (No. 333-155248 and No. 333-149076)

•

Form S-8 (No. 33-28828, No. 33-54960, No. 333-53806, No. 333-110758, No. 333-25867, No. 333-156540, No. 333-18069, No. 333-65040, No. 333-136808, No. 333-172931, No. 333-156886, No. 333-177896, No. 333-74666, No. 333-172930, No. 333-134169, No. 333-139345, No. 333-143182, No. 333-177898, No. 333-156527, and No. 333-149076)

of The PNC Financial Services Group, Inc. of our report dated February 28, 2013 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP
Pittsburgh, Pennsylvania
February 28, 2013